Exhibit 99.13

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 3, 2009, is entered into by and among RAMIUS LLC, a Delaware limited liability company (“Ramius”), and the individuals and other parties listed on Schedule A hereto (each, a “Stockholder”, and collectively, the “Stockholders”).

WHEREAS, the Stockholders beneficially own in the aggregate 1,086,510 shares of the common stock, par value $0.01 per share (“Company Common Stock”) of Cowen Group, Inc., a Delaware corporation (the “Company”), (such shares together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”);

WHEREAS, the Company, LexingtonPark Parent Corp., a Delaware corporation (“New Parent”), Lexington Merger Corp, a Delaware corporation and a direct wholly owned subsidiary of New Parent (“Merger Sub”), Park Exchange, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Parent (“Exchange Sub”), and Ramius have entered into a Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof (the “Transaction Agreement”); and

WHEREAS, each Stockholder has agreed to enter into this Agreement in order to induce Ramius to enter into the Transaction Agreement and to consummate the transactions contemplated by the Transaction Agreement.

NOW, THEREFORE, in consideration of Ramius’s entering into the Transaction Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Transaction Agreement.

SECTION 2.  Representations and Warranties of Stockholder.  Each Stockholder hereby represents and warrants, as to himself only and not as to any other Stockholder, to Ramius as follows:

2.1           Title to the Shares.  Such Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”) owned beneficially and of record by such Stockholder and its respective Affiliates.  Such Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock owned by it.

2.2           Authority Relative to this Agreement.  Such Stockholder has the legal capacity, and all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Ramius, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

2.3           No Conflict.  Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

SECTION 3.  Covenants of Stockholder.

3.1           Restriction on Transfer.  Each Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, except as otherwise specifically contemplated by this Agreement, Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares, that would prevent or impair such Stockholder’s performance of his obligations hereunder; provided, however, that in no event shall the foregoing restrictions apply to (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with estate and tax planning purposes, including to relatives of Stockholder, trust and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; and any shares of the Company Common Stock that are surrendered to the Company by such Stockholder in connection with the withholding of taxes upon the exercise, vesting or settlement of any of such Stockholder’s equity compensation awards.

3.2           Additional Shares.  Prior to the termination of this Agreement, each Stockholder will promptly notify Ramius of the number of any new shares of Company Common Stock or any other Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof.  Any such shares shall become “Shares” within the meaning of this Agreement.

SECTION 4.  Voting Agreement.

4.1           Voting Agreement.  Each Stockholder hereby agrees, severally and not jointly, that prior to the termination of this Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote the Shares owned beneficially or of record by such Stockholder as follows:

(a)           in favor of adoption of the Transaction Agreement and approval of the terms thereof and of the Transactions and each of the other transactions contemplated thereby; and

(b)           against any Alternative Transaction relating to the Company.

4.2           Grant of Proxy.

(a)           Each Stockholder hereby irrevocably grants to and appoints, Ramius and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares:

(1)           in favor of adoption of the Transaction Agreement and approval of the terms thereof and of the Transactions and each of the other transactions contemplated thereby; and

(2)           against any Alternative Transaction relating to the Company.

(b)           Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2 is given in connection with the execution of the Transaction Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder’s duties in accordance with this Agreement.  Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement.  Such irrevocable proxy shall be valid until termination of this Agreement.

4.3           Other Voting.  Each Stockholder may vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.  In the case of a Stockholder who is a member of the Company’s Board of Directors, nothing in this Agreement shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by such Stockholder in his capacity as a director of the Company and no action taken by such Stockholder in his capacity as a director of the Company shall be deemed to violate any of such Stockholder’s duties under this Agreement.

SECTION 5.  Representations and Warranties of Ramius.  Ramius hereby represents and warrants to the Stockholders as follows:

5.1           Organization.  Ramius is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

5.2           Authority Relative to this Agreement.  Ramius has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Ramius and the consummation by Ramius of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Ramius.  This Agreement has been duly and validly executed and delivered by Ramius and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Ramius, enforceable against Ramius in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3           No Conflict.  The execution and delivery of this Agreement by Ramius does not, and the performance of this Agreement by Ramius will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Ramius, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Ramius or any other agreement to which such Ramius is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Ramius or to Ramius’s property or assets.

SECTION 6.  Further Assurances.  Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Ramius may request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7.  Certain Events.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by a Stockholder.

SECTION 8.  No Termination or Closure of Trusts.  Unless, in connection herewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Stockholders and remain subject in all respects to the teens of this Agreement, the Stockholders who are trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the Transactions and (ii) the termination of the Transaction Agreement in accordance with its terms.

SECTION 9.  Termination.  This Agreement shall terminate on the first to occur of (a) the Effective Time or (b) the termination of the Transaction Agreement, provided that the provisions of Section 11 hereof shall survive any such termination.

SECTION 10.  Miscellaneous.

10.1         Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

10.2         Specific Performance.  The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.3         Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

10.4         Assignment.  Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement.  Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

10.5         Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6         Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.7         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

10.8         Notices.  Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.8):

if to Ramius:

Ramius LLC
599 Lexington Avenue, 20th Floor
New York, NY 10022
Attention:	Owen S. Littman, Esq.
General Counsel
Facsimile:	(212) 845-7986

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston, Esq.
Lawrence D. Weltman, Esq.
Laura L. Delanoy, Esq.
Facsimile:	(212) 728-8111

if to the Stockholders, at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

10.9         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.10       Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11       Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

RAMIUS LLC

By:	C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
Name:	Peter A. Cohen
Title:	Managing Member

Signature Page to Voting Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

STOCKHOLDER:

/s/ David M. Malcolm
Name:	David M. Malcolm

Signature Page to Voting Agreement

SCHEDULE A

Name and Address of Stockholder	Number and Class of Shares Owned	Total Number of Votes

Thomas K. Conner Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020	21,888(1) Common Stock	21,888

David M. Malcolm Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020	261,300(2) Common Stock	261,300

J. Kevin McCarthy Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020	26,328 Common Stock	26,328

Don Meltzer Cowen and Company, LLC 1221 Avenue of the Americas New York, NY 10020	314,408 Common Stock	314,408

John F. O’Donoghue Cowen and Company, LLC 1221 Avenue of the Americas New York, NY 10020	192,934(3) Common Stock	192,934

Barry Tarasoff Cowen and Company, LLC 1221 Avenue of the Americas New York, NY 10020	209,114(2) Common Stock	209,114

Christopher A. White Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020	60,178(4) Common Stock	60,178

(1)     Includes 3,200 shares that vest on July 12, 2009, which shares are subject to surrender to the Company in connection with the withholding of taxes upon the exercise, vesting or settlement of such awards.

(2)     Includes 25,573 shares that vest on July 12, 2009, which shares are subject to surrender to the Company in connection with the withholding of taxes upon the exercise, vesting or settlement of such awards.

(3)     Includes 16,011 shares that vest on July 12, 2009, which shares are subject to surrender to the Company in connection with the withholding of taxes upon the exercise, vesting or settlement of such awards.

(4)     Includes 4,804 shares that vest on July 12, 2009, which shares are subject to surrender to the Company in connection with the withholding of taxes upon the exercise, vesting or settlement of such awards.